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                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Spacelabs Medical, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-47480, 33-50296, 33-71444, 33-95342 and 333-15815) on Form S-8 of Spacelabs
Medical, Inc., of our report dated February 1, 2001, relating to the consolidated balance sheets of Spacelabs Medical, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and related financial statement schedule which report appears in the December 31, 2000 annual report on Form 10-K of Spacelabs Medical, Inc.






Seattle, Washington
March 27, 2001